Exhibit 99.1

 PAB Bankshares, Inc. Announces First Quarter 2005 Dividend and By-Law Amendment

    VALDOSTA, Ga.--(BUSINESS WIRE)--Feb. 25, 2005--On Tuesday, February 22, 2005, the Board of Directors for PAB Bankshares, Inc. (AMEX: PAB) approved a quarterly dividend in the amount of $0.11 per share payable on April 15, 2005 to the Company's stockholders of record as of March 31, 2005. This is a penny per share increase in the dividend rate from the previous quarter.
    The Board of Directors also approved an amendment to the Company's By-Laws that splits the existing director nominating and governance committee into two separate committees. The changes are intended to further define the Board's corporate governance responsibilities and to allow for a broader participation of the directors in those duties. In connection with this committee split, the Board also adopted new charters for both committees. Copies of the Company's amended By-Laws and the new committee charters are available on the Company's web site at www.pabbankshares.com.
    The Company's sole operating subsidiary bank, The Park Avenue Bank, operates 17 branch offices and two loan production offices in Valdosta, Adel, Athens, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, and Stockbridge, Georgia, and in Ocala and St. Augustine, Florida. Additional information on the products and services offered by The Park Avenue Bank is available on the Internet at www.parkavebank.com.



    CONTACT: PAB Bankshares, Inc., Valdosta
             Donald "Jay" Torbert, Jr., 229-241-2775, ext. 266
             jayt@parkavebank.com